UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 23, 2020

RAYONIER ADVANCED MATERIALS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36285	46-4559529
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Riverplace Boulevard, Jacksonville, Florida 32207
(Address of principal executive offices) (Zip Code)

(904) 357-4600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	RYAM	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Indenture

On December 23, 2020, Rayonier A.M. Products Inc. (the “Company”), a wholly owned subsidiary of Rayonier Advanced Materials Inc. (“RYAM”), completed its previously announced private offering of $500 million aggregate principal amount of its 7.625% Senior Secured Notes due 2026 (the “Notes”) in a private placement to persons reasonably believed to be qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States pursuant to Regulation S under the Securities Act.

The Notes were issued pursuant to an indenture, dated as of December 23, 2020 (the “Indenture”), by and among the Company, RYAM, as a guarantor, the other guarantors party thereto (together, the “Guarantors”), and Wells Fargo Bank, National Association, as trustee and as notes collateral agent.

Interest and maturity. The Notes will mature on the earlier of January 15, 2026 and the Springing Maturity Date (as defined in the Indenture), and bear interest at a rate of 7.625% per annum. Interest will accrue from December 23, 2020 or from the most recent date to which interest has been paid or provided for, and will be payable semi-annually in arrears to holders of record at the close of business on January 15 and July 15 of each year, commencing July 15, 2021.

Guarantees and security. The Notes will be guaranteed on a senior secured basis, jointly and severally, by RYAM and certain of RYAM’s wholly owned restricted subsidiaries organized in the United States and Canada. The Notes and the guarantees, together with any future indebtedness secured on a pari passu basis with the Notes and the guarantees, will be secured by a first priority lien on the security interests in certain of the Company’s and the Guarantors’ real property and fixtures located thereon (to the extent constituting real property), in addition to a lien on substantially all of the Company’s and the Guarantors’ intellectual property, certain equipment, equity interests and certain other investment property, and general intangibles, subject to certain exceptions and permitted liens. The Notes and the guarantees, together with any future indebtedness secured on a pari passu basis with the Notes and the guarantees, will be secured by a second priority lien on certain of the assets of the Company and the Guarantors’ securing the ABL Credit Facility (as defined below), which includes security interests in accounts, payment intangibles, inventory, deposit accounts, securities accounts, commodity accounts, cash, cash equivalents, business interruption insurance, credit insurance with respect to accounts, and related assets, subject to certain exceptions and permitted liens, which security interests will be junior to the security interests in such assets that secure the ABL Credit Facility. The ABL Credit Facility will have a junior lien on certain assets securing the Notes. An intercreditor agreement will govern how the collateral securing the respective debt obligations will be treated among the secured parties.

Optional redemption. On or after January 15, 2024, the Company may redeem the Notes at its option, in whole at any time or in part from time to time, at the following redemption prices (expressed as percentages of principal amount) plus accrued and unpaid interest, to, but excluding, the applicable redemption date (subject to the right of holders of record of the relevant record date to receive interest due on the relevant interest payment date): if redeemed during the twelve-month period commencing on January 15, 2024 – 103.813% and thereafter – 100.000%. In addition, prior to January 15, 2024, the Company may redeem the Notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the applicable premium as of, and accrued and unpaid interest to, but excluding, the applicable redemption date (subject to the right of holders of record of the relevant record date to receive interest due on the relevant interest payment date). Notwithstanding the foregoing, on a one time basis, on or prior to July 15, 2022, the Company may redeem in the aggregate up to $150 million principal amount of the Notes (including any additional notes issued pursuant to the terms of the Indenture (“Additional Notes”)) with the net proceeds of one or more asset sales, at a redemption price of 103.000%, plus accrued and unpaid interest, to, but excluding, the applicable redemption date. In addition, at any time and from time to time on or prior to January 15, 2024, the Company may redeem up to 40% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds from certain equity offerings at a redemption price of 107.625%, plus accrued and unpaid interest, to, but excluding, the applicable redemption date.

Covenants. The Indenture contains covenants that limit the Company’s ability and the ability of RYAM and certain of RYAM’s restricted subsidiaries to, among other things: (i) grant or incur liens on the collateral; (ii) incur, assume or guarantee additional indebtedness; (iii) enter into transactions with affiliates; (iv) sell or otherwise dispose of assets, including capital stock of subsidiaries; (v) in the case of RYAM, the Company and any Guarantor, consolidate, amalgamate or merge with or into, or sell all or substantially all of its assets to, another person; and (vi) make certain restricted payments or other investments.

Events of default. The Indenture sets forth certain events of default after which the Notes may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Company, RYAM or certain significant subsidiaries of RYAM.

Use of proceeds. The Company used the net proceeds from the sale of the Notes, together with cash on hand, to repay all outstanding obligations under its Existing Credit Agreement (as defined below) (other than the outstanding letters of credits issued thereunder, which were rolled into the Company’s ABL Credit Facility).

The above summary of the material terms of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Notes, copies of which are filed as Exhibits 4.1 and 4.2 hereto, respectively, and are incorporated by reference herein.

ABL Credit Facility

As previously disclosed on the Company’s Form 8-K filed on December 10, 2020, concurrently with the pricing of the Notes, the Company entered into a five-year senior secured asset-based revolving credit agreement (the “ABL Credit Agreement”) providing for an asset-based facility (the “ABL Credit Facility”) in an initial aggregate principal amount of $200 million. The ABL Credit Facility became available on December 23, 2020, concurrently with the issuance of the Notes. The borrowing availability under the ABL Credit Facility is primarily based on the value of certain of RYAM’s, the Company’s, and certain of RYAM’s subsidiaries’ assets, including the levels of certain eligible accounts receivable and inventory in the United States and Canada.

The foregoing description of the ABL Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the ABL Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

ITEM 1.02.	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

Concurrently with the issuance of the Notes and the availability of the ABL Credit Facility, on December 23, 2020, the Company terminated all commitments and repaid all outstanding obligations under that certain Amended and Restated Credit Agreement, dated as of November 17, 2017, among the Company, as borrower, RYAM, as a parent guarantor, the other subsidiaries of RYAM from time to time party thereto as borrowers and guarantors, the lenders from time to time party thereto and Bank of

America, N.A., as administrative agent and collateral agent (as amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), which included a $133 million outstanding senior secured term loan, a $366 million outstanding senior secured term loan, an undrawn $84 million revolving credit facility with approximately $9 million of letters of credit issued and undrawn thereunder and an undrawn multicurrency revolving credit facility in a U.S. Dollar equivalent amount of $126 million with approximately $34 million USD-equivalent letters of credit issued and undrawn thereunder.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth above in Item 1.01 is incorporated by reference into this Item 2.03

ITEM 8.01.	OTHER EVENTS

On December 23, 2020, RYAM issued a press release announcing the closing of the private offering of the Notes. A copy of RYAM’s press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit	Description of Exhibit

4.1	Indenture, dated as of December 23, 2020, by and among Rayonier A.M. Products Inc., the Guarantors party thereto and Wells Fargo Bank, National Association as trustee and as notes collateral agent

4.2	Form of 7.625% Senior Secured Notes due 2026, included as Exhibit A to the Indenture

10.1	Revolving Credit Agreement, dated as of December 10, 2020, among Rayonier Advanced Materials Inc., Rayonier A.M. Products Inc., the other subsidiaries of Rayonier Advanced Materials Inc. party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent.

99.1	Press Release dated December 23, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2020	RAYONIER ADVANCED MATERIALS INC.

	By:	/s/ Richard Colby Slaughter
Richard Colby Slaughter
Vice President, General Counsel and Corporate Secretary